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                                                             Exhibit 99.4

                             [HEATH CARE REIT LOGO]

F O R    I M M E D I A T E    R E L E A S E

                                  PRESS RELEASE

                                                   January 16, 1997
                                                   For more information contact:
                                                   Erin Ibele    (419) 247-2800
                                                   Ed Lange      (419) 247-2800

                         HEALTH CARE REIT, INC. REPORTS
                           FILING A SHELF REGISTRATION

                  Toledo, Ohio, January 16, 1997....Health Care REIT, Inc.
(NYSE/ HCN) announced today that it has filed a shelf registration with the Securities and Exchange Commission that will enable the Company to offer in the future up to an aggregate of $300 million of securities, including common stock, preferred stock and debt. The specific terms of the securities will be set forth in an applicable prospectus supplement, and offers may be made only by a prospectus.

                  Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At December 31, 1996, the company had investments in 137 health care facilities in 28 states and had total assets of approximately $520 million.